RECENT UNAUDITED FINANCIAL RESULTS OF STEWART & STEVENSON

The following consolidated financial information for the three months ended April 30, 2005 and April 29, 2006 are derived from the unaudited condensed consolidated financial statements of Stewart & Stevenson. Stewart & Stevenson has prepared its unaudited condensed consolidated financial statements on the same basis as its condensed consolidated audited financial statements and have included all adjustments, consisting of normal recurring adjustments, that Stewart & Stevenson considered necessary for a fair presentation of its financial position and the results of operations for the unaudited periods. Stewart & Stevenson's operating results for the three months ended April 29, 2006 are not necessarily indicative of the results to be expected for the full fiscal year.

	Three Months Ended
	April 30, 2005	April 29, 2006
	(In thousands)
Sales	$165,518	$190,554
Cost of sales	150,253	187,022
Gross profit	15,265	3,532
Selling and administrative expense	5,264	10,796
Merger expenses	—	2,026
Other expense (income), net	(142)	(373)
Operating profit (loss)	10,143	(8,917)
Interest expense	525	626
Interest income	(760)	(3,810)
Earnings (loss) from continuing operations, before income taxes	10,378	(5,733)
Income tax (benefit) provision, net	3,837	(1,353)
Net (loss) earnings from continuing operations	6,541	(4,380)
(Loss) earnings from discontinued operations, net of tax expense (benefit)	1,771	(1,556)
Loss from disposal of discontinued operations, net of tax	(620)	—
Net (loss) earnings	$7,692	$(5,936)

THREE MONTHS ENDED APRIL 29, 2006 COMPARED TO THREE MONTHS ENDED
APRIL 30, 2005

Sales for the three months ended April 29, 2006 were $190.6 million, representing a 15% increase from $165.5 million for the three months ended April 30, 2005, primarily as a result of increased volume of FMTV truck and trailer shipments. For the three months ended April 29, 2006, the Company shipped 1,006 trucks, 476 trailers and 25 Low Signature Armored Cabs (‘‘LSACs’’) under its primary FMTV contract, compared to 607 trucks, 291 trailers and 621 LSACs for the three months ended April 30, 2005.

Gross profit for the three months ended April 29, 2006 decreased to $3.5 million, or 1.9% of sales for the three months ended April 29, 2006, compared to $15.3 million, or 9.2% of sales for the three months ended April 30, 2005. Gross profit as a percentage of sales for the three months ended April 29, 2006 compared to the three months ended April 30, 2005 was lower, primarily as a result of product mix. The three months ended April 29, 2006 included a higher proportion of option vehicles, which carry a lower unit price than base volumes. In addition, for the three months ended April 30, 2005, LSAC volumes, which typically have higher margins than FMTV vehicles, were higher versus LSAC volumes for the three months ended April 29, 2006.

For the three months ended April 29, 2006, Stewart & Stevenson adopted the provisions of SFAS 123(R), which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statements of operations based on their fair values. Pursuant to the provisions of the Stewart & Stevenson’s stock option plans, as a result of the Stewart & Stevenson Board of Directors approving the merger with Armor, all outstanding stock options became fully vested and exercisable on February 26, 2006. Primarily as a result of this accelerated vesting, the adoption of SFAS No. 123(R) resulted in a non-cash pre-tax charge of $5.4 million which has been included in selling and administrative expense. Stewart & Stevenson will not have any additional stock option expense in future periods, unless there are new stock option grants.

Stewart & Stevenson also recorded $2.0 million of merger expenses for the three months ended April 29, 2006, primarily consisting of legal fees, consulting fees and other third-party costs incurred related to the auction process to sell Stewart & Stevenson, negotiation and preparation of the merger agreement, and proxy solicitation.